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EXHIBIT 10.17

                                   SEVENTEENTH
                        AMENDMENT TO EMPLOYMENT AGREEMENT

          JOEL F. GEMUNDER ("Employee"), and OMNICARE MANAGEMENT COMPANY, a Delaware corporation with its principal place of business in Covington, Kentucky (the "Company"), hereby agree as follows:

     1.   Recitals

     (a) The Company is an indirect subsidiary of Omnicare, Inc. (the "Parent Company") as a result of a corporate restructuring of the Parent Company and its affiliates.

     (b) In connection with such restructuring, certain assets and liabilities of the Parent Company were transferred to the Company effective December 31, 1988, including an Employment Agreement between the Parent Company and Employee dated August 4, 1988 (the "Employment Agreement").

     (c) The Company, as assignee, and Employee amended the Employment Agreement by mutual written agreement on December 31, 1988; May 23, 1989; May 22, 1990; May 21, 1991; May 19, 1992; May 17, 1993; May 16, 1994; May 15, 1995; May 20,
1996; May 19, 1997; May 18, 1998; March 3, 1999; February 25, 2000; March 1,
2000; March 1, 2001 and February 6, 2002 (the "Prior Amendments").

     2.   Amendments

          Article 2 of the Employment Agreement is amended to add a new Section
2.7 at the end thereof to read as follows:

          "2.7. Insurance Policies

     (a) The Company has purchased the following key man life insurance policies covering the Employee, as follows:

          (i) Phoenix Life Insurance Company life insurance policy # 97300694, face value $6 million (the "Phoenix Policy")

          (ii) Manulife Financial life insurance policy #59072777, face value $2.5 million (the "Manulife Policy")

          (iii) The Travelers Life and Annuity Company life insurance policy #7404869, face value $2.5 million (the "Travelers Policy").

The Company also maintains three split-dollar life insurance policies and one term life insurance policy as an employee benefit for Employee (the "Current Life Policies"). The Company has previously entered into two Split Dollar Agreements with Employee (dated as amended through February 25, 2000, and June 1, 2000) respect to the split-dollar policies (the "Split Dollar Agreement").

     (b) Subject to the condition set forth in Section 2(c) below, Employee shall have the right and option to elect the following, exercisable during the term hereof or following any





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termination of Employee's employment due to Disability or "Without Cause" under
Article 3 or Section 5.1 hereof:

          (i) to convert the Phoenix Policy, without payment by Employee, to a form of insurance arrangement that is substantially equivalent, in terms of the relative economic interests of the parties, to an endorsement method split-dollar life insurance arrangement (or other split-dollar arrangement that is as favorable to Employee), pursuant to which Employee will be entitled to designate the death beneficiary, and with the Company's obligation to make premium payments to be established on the same basis as provided in the Sections 4.4 and 4.5 of the Split Dollar Agreement; and

          (ii) to purchase from the Company, for a cash payment from Employee equal to the then-current cash value of the policy, either or both of the Manulife Policy and the Travelers Policy, as a result which Employee shall have all rights, interests and obligations with respect to such policies, and the Company shall have no further rights, interests or obligations.

     (c) The rights of Employee to exercise the conversion and purchase rights described in Section 2(b) above are conditioned upon the adoption by the Compensation and Incentive Committee of the Board of Directors of the Parent Company (the "Compensation Committee") of a resolution stating that it is satisfied, based on an opinion of outside legal counsel, as to the legality of such conversion or purchase (as applicable) for purposes of all applicable securities laws, including the Sarbanes-Oxley Act of 2002. The Compensation Committee shall make best efforts to obtain such opinion and adopt such resolution.

     (d) The Company and Employee agree that the Company may make adjustments to its maintenance of the Current Life Policies beginning in 2003, including by reducing premium and bonus payments on the split-dollar policies and terminating the term-life insurance policy, to reduce its annual payment obligations with respect to such policies by approximately $500,000. Any such adjustments shall not be deemed a violation of the terms of this Employment Agreement nor the Split Dollar Agreement, provided that the Company shall not take any actions with respect to the Current Life Policies that shall result in any policy failing to be exempt from or violating the Sarbanes-Oxley Act of 2002.

     (e) The Company and Employee intend that the benefits to be provided to Employee (and his estate), assuming the conversion and purchase of the life insurance policies under Section 2(b) hereof and the continued maintenance of such policies during the Employee's employment with the Company, shall be as favorable to Employee (and his estate) on an after-tax basis as the benefits that would have been provided under the Current Life Policies by having the Company continuing to make premium and bonus payments in respect of the Current Life Policies and under the Split Dollar Agreement at the rates in effect for 2002. In the event that such after-tax benefit is not as favorable to Employee (and his estate), as a result of the inability of the Compensation Committee to adopt the resolution contemplated by Section 2(c) hereof or for any other reason, then the Company shall make such additional payments or benefits to Employee (or his estate) as the Compensation Committee deems appropriate to compensate for the lost benefits."



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     3.   General

          Except as previously changed by the Prior Amendments and as specifically amended herein, the Employment Agreement will remain in full force and effect in accordance with its original terms, conditions, and provisions.

          IN WITNESS WHEREOF, the parties have duly executed this amendatory agreement as of September 25, 2002.

                                                   OMNICARE MANAGEMENT COMPANY


/s/ Joel F. Gemunder                               By: /s/ Cheryl D. Hodges
--------------------------------                      --------------------------
JOEL F. GEMUNDER                                      CHERYL D. HODGES